Exhibit 99.1

  PRESS RELEASE

Cyren Announces Voluntary Delisting from the Tel Aviv Stock Exchange

McLean, VA – January 10, 2019 – Cyren (NASDAQ: CYRN), a leader in cloud security, today announced that it is voluntarily delisting the company’s ordinary shares from trading on the Tel Aviv Stock Exchange (TASE). Consequently, Cyren intends to apply to the TASE and request that TASE initiate the delisting process. The delisting in Israel will not affect Cyren’s continued listing on the NASDAQ in the United States and all ordinary shares now traded on the TASE may be transferred to the NASDAQ. Under applicable Israeli law, the delisting of Cyren’s ordinary shares from trading on the TASE will take place at least 90 days after the date of this announcement and the publication thereof in Israeli newspapers which is expected to be on or about April 10, 2019. During the interim period, Cyren’s ordinary shares will continue to be traded on the TASE. Cyren will announce the exact date of its TASE delisting when it becomes available.

About Cyren

More than 1.3 billion users around the world rely on Cyren’s 100% cloud internet security solutions to protect them against cyber attacks and data loss every day. Powered by the world’s largest security cloud, Cyren (NASDAQ and TASE: CYRN) delivers fast time to protection from cyber threats with award-winning security as a service for web, email, sandboxing, and DNS for enterprises, and embedded threat intelligence solutions for security vendors and service providers. Customers like Google, Microsoft and Check Point are just a few of the businesses that depend on Cyren every day to power their security. Learn more at www.cyren.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as “expect,” “plan,” “estimate,” “anticipate,” or “believe” are forward-looking statements. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including business conditions and growth or deterioration in the internet security market, technological developments, products offered by competitors, availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the company’s Annual Reports on Form 20-F and reports on Form 6-K, which are available through www.sec.gov.

Blog: http://blog.cyren.com

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LinkedIn: www.linkedin.com/company/cyren

Twitter: www.twitter.com/CyrenInc

Cyren Company Contact:

Mike Myshrall, CFO

Cyren

+1.703.760.3320
mike.myshrall@cyren.com

Cyren Media Contact:

Matthew Zintel

Zintel Public Relations

+1.281.444.1590

matthew.zintel@zintelpr.com